EXHIBIT 99.1

November 13, 2013

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PROFITABLE SECOND QUARTER AND ADDITIONAL DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, November 13, 2013 – Mexco Energy Corporation (NYSE MKT: MXC) announced net income of $194,051 for the quarter ending September 30, 2013 compared to $763 for the quarter ending September 30, 2012.

Operating revenues in the second quarter of fiscal 2014 were $1,121,446, a 51% increase from $743,601 for the same quarter of fiscal 2013.

The average sales price for the quarter ending September 30, 2013 was $7.84 per Mcfe compared to $5.50 per Mcfe for the quarter ending September 30, 2012, an increase of 43%.  Oil production increased 38% and gas production decreased 4% during the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013.

For the six months ended September 30, 2013, the Company reported net income of $210,182, a 437% increase from a net loss of $62,454 for the six months ended September 30, 2012. Operating revenues increased 55% to $2,117,971 for the six months ended September 30, 2013 from $1,370,722 for the same period of fiscal 2013.

The average sales price for the six months ended September 30, 2013 was $7.54 per Mcfe compared to $5.37 per Mcfe for the six months ended September 30, 2012, an increase of 40%.  Oil production increased 36% and gas production increased 1% for the six months ended September 30, 2013 as compared to the same period of fiscal 2013.

In August 2013, a joint venture in which the Company is a working interest partner entered into an agreement for the assignment of a three year term leasehold interest in acreage in Reagan County, Texas.  In September 2013, the Company received payment of $116,299 for its share of the leasehold acreage.  The agreement is also to develop, with ninety day continuous development requirement, the Wolfcamp formation using horizontal drilling and multi-stage fracture stimulation.  Mexco’s working interest in this development is approximately 1.15% (0.87% net revenue interest).

The Company is participating as a working interest owner in a joint venture, multiple well project to development the Atoka/Bend through Spraberry formations on a 640 acre property in Reagan County, Texas.  Using 160 acre spacing, these four deep vertical wells will hold the rights to potentially develop the Wolfcamp formation with horizontal drilling in the future.  Mexco’s working interest in this project is .3146% (.2386% net revenue interest).

Overall, Mexco has various interests in 6 horizontal wells and 278 vertical wells in Reagan County, Texas.  Mexco’s net revenue interests in these wells range from .013% to 1.558% on which there is further potential for horizontal development.

The Company participated in the drilling of seven horizontal wells in the Penn Detrital formation of the F A Hogg Field of Winkler County, Texas.  Five of these wells are now producing with one well currently undergoing completion procedures and one well being drilled.  The last well completed, on a 24-hour test on August 27, 2013, produced 220 barrels of oil, 180 barrels of water and 198,000 cubic feet of natural gas.  The seven units, six operated by OGX Operating, LLC and one operated by Petro-Hunt LLC, contain approximately 2,600 acres.  Mexco’s working interests in these wells range from .2919% to .4167% (.2275% to .3125% net revenue interest).

The Company also announced the participation in a ninth well in development of the Grayburg and San Andres formations of the Fuhrman-Mascho Field of Andrews County, Texas.  This well, on a 24-hour test on May 13, 2013, produced 45 barrels of oil, 100 barrels of water and 3 mcf of natural gas.  The unit, operated by Cone & Petree Oil & Gas Exploration, Inc., contains 160 gross acres.  The nine wells are all currently producing - four producing oil from the San Andres formation and five producing oil from the Grayburg and San Andres formations.  A tenth well is scheduled to begin drilling on December 2, 2013 leaving six potential drill sites on this 10-acre-spaced 160 acres.  Mexco’s working interest in this project is approximately 16.2% (11.66% net revenue interest).

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2013	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$222,630	$166,406
Accounts receivable:
Oil and gas sales	703,103	538,971
Trade	16,240	16,370
Prepaid costs and expenses	73,009	19,281
Total current assets	1,014,982	741,028

Property and equipment, at cost
Oil and gas properties, using the full cost method	34,189,576	34,309,328
Other	93,257	92,326
Accumulated depreciation, depletion and amortization	(17,917,213)	(17,323,692)
Property and equipment, net	16,365,620	17,077,962

Other noncurrent assets	53,437	116,454
Total assets	$17,434,039	$17,935,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$326,873	$431,848
Derivative instruments	50,300	-
Total current liabilities	377,173	431,848

Long-term debt	2,225,000	2,950,000
Asset retirement obligations	795,203	763,412
Derivative instruments – long term	6,316	-
Deferred income tax liabilities	800,942	853,199
Total liabilities	4,204,634	4,998,459

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,102,866 shares issued and 2,036,866 shares outstanding
as of September 30, 2013 and March 31, 2013, respectively	1,051,433	1,051,433
Additional paid-in capital	6,843,329	6,761,091
Retained earnings	5,675,635	5,465,453
Treasury stock, at cost (66,000 shares)	(340,992)	(340,992)
Total stockholders' equity	13,229,405	12,936,985
Total liabilities and stockholders’ equity	$17,434,039	$17,935,444

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2013	2012	2013	2012
Operating revenue:
Oil and gas	$1,108,102	$734,313	$2,092,371	$1,358,183
Other	13,344	9,288	25,600	12,539
Total operating revenues	1,121,446	743,601	2,117,971	1,370,722

Operating expenses:
Production	312,954	254,513	621,590	470,363
Accretion of asset retirement obligation	11,020	9,604	21,937	19,142
Depreciation, depletion, and amortization	298,489	259,780	593,522	491,316
General and administrative	286,615	236,708	598,085	528,977
Total operating expenses	909,078	760,605	1,835,134	1,509,798

Operating profit (loss)	212,368	(17,004)	282,837	(139,076)

Other income (expenses):
Interest income	105	-	107	130
Interest expense	(18,202)	(10,767)	(38,332)	(21,626)
Loss on derivative instruments	(59,295)	-	(86,687)	-
Net other expense	(77,392)	(10,767)	(124,912)	(21,496)

Earnings (loss) before provision for income taxes	134,976	(27,771)	157,925	(160,572)

Income tax benefit:
Current	-	-	-	-
Deferred	(59,075)	(28,534)	(52,257)	(98,118)
	(59,075)	(28,534)	(52,257)	(98,118)

Net income (loss)	$194,051	$763	$210,182	$(62,454)

Earnings (loss) per common share:
Basic	$0.10	$0.00	$0.10	$(0.03)
Diluted	$0.10	$0.00	$0.10	$(0.03)

Weighted average common shares outstanding:
Basic	2,036,866	2,035,949	2,036,866	2,035,949
Diluted	2,039,108	2,038,240	2,038,800	2,035,949